EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-28121 and 333-145599 on Form S-8, of our report dated June 20, 2012 relating to the financial statements and financial statement schedule of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries, included in this Annual Report on Form 11-K of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries for the years ended December 31, 2011 and 2010.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 20, 2012